Exhibit 99.1
NORDSTROM
For Release: Tuesday, May 19, 2009 at 7:00 am EDT
NORDSTROM BOARD OF DIRECTORS APPROVES QUARTERLY DIVIDEND
SEATTLE — May 19, 2009 — Nordstrom, Inc. (NYSE: JWN) announced today that its board of directors approved a quarterly dividend of $0.16 per share payable on June 15, 2009, to shareholders of record on May 29, 2009.
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 176 U.S. stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 111 full-line stores, 61 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

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